Exhibit H(35)

                              CAMBIAR INVESTORS LLC

                          CAMBIAR OPPORTUNITY PORTFOLIO

                       SCHEDULE A DATED FEBRUARY 20, 2002
                         TO THE ADMINISTRATION AGREEMENT
                             DATED NOVEMBER 14, 1991
                     (AS AMENDED AND RESTATED MAY 17, 1994)
                                     BETWEEN
                           ADVISORS' INNER CIRCLE FUND
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

FEES:       The following fees are due and payable monthly to SEI Pursuant to
            Article 4, Section A of the AIC Administration Agreement:

BASIS POINT FEES:

12 basis points for the first $250 million in assets
10 basis points for the next $250 million in assets
 8 basis points for the next $250 million in assets
 4 basis points for all assets greater than $750 million

Basis Point Fees are charges on the total assets of the Portfolios managed by the Adviser.

Each Adviser will be charged the greater of the Portfolio Minimum (set forth the below) fees OR the above Basis Point Fees. The Adviser's Portfolio Minimum fees will be allocated across the average net assets of each Portfolio the Adviser manages.

PORTFOLIO MINIMUM FEES:

One portfolio:                                                $125,000
Two portfolios:                                               $250,000
Three portfolios:                                             $350,000
Each additional portfolio over three:                         $ 75,000
Each additional class per Portfolio after the first class:    $ 20,000

The Portfolio Minimums include the following (in the aggregate for all Portfolios managed by the Adviser):

150 Investor Service and Broker Dealer calls per month .

20 Email responses per month .

25 VRU calls per month

In addition, all calls or email responses exceeding the monthly limit listed above will be charged at the following rate:

$6.50 for each additional Investor Service or Broker Dealer call.

$12.30 for each additional e-mail response.

$.75 for each additional VRU call.

ADVISOR EXPENSE REPAYMENT:

Any and all out-of-pocket fees, costs, or expenses advanced by SEI, in its sole discretion, on behalf of the undersigned Adviser, as a result of any failure to fully satisfy and comply with any and all applicable Portfolio expense caps or expense ratio limits, shall be the responsibility of the Adviser and shall be promptly repaid to SEI ("Repayment Obligation"). Any such Repayment Obligation of the Adviser shall survive (i) the termination of this Agreement and (ii) any merger or liquidation of any subject Portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

TERM:

Pursuant to Article 7, this Agreement shall become effective on the date hereof, June 24, 2002, and shall remain in full force and effect through October 31, 2004 ("Initial Term") and thereafter shall automatically renew and continue in full force and effect, for successive terms of one (1) year each (each a "Renewal Term"), unless and until this Agreement is terminated as herein provided. This Agreement may be terminated only: (a) by either party at the end of the Initial Term, or thereafter at the end of any Renewal Term with ninety
(90) days prior written notice to the other party; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this

Agreement by the other party, provided the terminating party has notified the other party of such material breach at least forty-five (45) days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Portfolio, with thirty (30) days prior written notice to the Administrator, effective (i) upon the full liquidation of any such Portfolio and all proceeds therefrom are distributed in cash to the shareholders of such Portfolio in complete liquidation of the interests of such shareholders in the entity, (ii) upon the complete merger of a Portfolio into another Portfolio within the AIC Trust, or (iii) upon any "change of control" of the Adviser by sale, merger, reorganization or acquisition, or in the event of the sale, merger or other disposition of substantially all of the assets of the Adviser to a third party. For purposes of this paragraph, the term "liquidation" shall mean only a transaction in which the assets of the Portfolio are sold or otherwise disposed of in complete liquidation of the interests of such shareholders in the entity, and the term "change in control" shall mean any transaction that results in transfer of right, title and ownership of fifty-one percent (51%) or more of the equity interests of the Adviser to a third party.

      The parties hereto, intending to be legally bound and for the mutual premises herein, accept and agree to the terms hereof.

      AGREED TO AND ACCEPTED BY:

      SEI Investments Mutual Funds Services


      By:/s/ William E. Zitelli, Jr
         ---------------------------
      Name: William E. Zitelli, Jr.
            ------------------------
      Title: Vice President and Asst. Secretary
             ----------------------------------

      AGREED TO AND ACCEPTED BY:

      Advisors' Inner Circle Fund
      Cambiar Opportunity Portfolio


      By:                                   By: /s/ William E. Zitelli, Jr.
         ---------------------------                  --------------------------
      Name:                                 Name: William E. Zitelli, Jr.
            ------------------------                    ------------------------
      Title:                                Title: Vice President and Secretary
             ----------------------                ----------------------------

      AGREED TO AND ACCEPTED BY:

      Cambiar Investors LLC


      By:/s/ Nancy H. Wigton
         ---------------------------
      Name: Nancy H. Wigton
            ------------------------
      Title: Senior Vice President
             -----------------------